Exhibit 10.18

[                ], 2011

[                ]

Dear [            ],

On behalf of LinkedIn Corporation (“LinkedIn” or the “Company”), I am pleased to notify you that LinkedIn’s Compensation Committee has approved certain additional severance protection for you in the event of a Change of Control (as defined in your offer letter). This letter supplements your original offer letter and stock option grants.

1.	Change of Control Severance.

We recognize that upon a change of control, it is appropriate to provide you with additional protection if your employment is involuntarily terminated without cause and/or you are constructively terminated (as defined in your offer letter) in connection with a change of control.

Accordingly, if you become entitled to the acceleration of vesting of your stock options under the change of control provisions of your original offer letter and/or stock option grants, then, subject to the terms and conditions set forth in Exhibit A, you also will be entitled to the following severance payments and benefits:

•	A lump sum payment equal to twelve (12) months of your base salary at the rate in effect on the date of your termination, or, if greater, the rate in effect immediately prior to the Change of Control;

•

A lump sum payment equal to your annual target bonus (corporate and individual performance components at 100% of annual target) for the year of termination, or, if greater, your annual target bonus in effect immediately prior to the Change of Control;

•

if you timely elect continuation coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) for you, your spouse and eligible dependants, as applicable, the Company will pay directly on your behalf the monthly premiums under COBRA for such coverage until the earliest of (A) twelve (12) months following the effective date of such termination, or (B) the date upon which you begin other employment that provides for health coverage benefits. In addition, and notwithstanding anything to the contrary in this paragraph, if the Company determines in its sole and reasonable discretion that it cannot pay directly on your behalf or reimburse you the COBRA premiums without potentially violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act), the Company will in lieu thereof provide to you a taxable monthly payment in an amount equal to the monthly COBRA premium that you would be required to pay to continue your group health coverage in effect on the date of such termination, which payments will be made regardless of whether you elect COBRA continuation coverage. For purposes of clarification, the previous sentence does not impact your ability to elect COBRA coverage. If the Company chooses make payments under this paragraph rather than paying the COBRA premiums directly on your behalf or directly reimbursing you, the amounts paid to you will include any additional amounts necessary to put you in the same after-tax position as if the Company had made COBRA payments directly on your behalf or directly reimbursed you for the same; and

•

the amount of vesting that is to occur with respect to your stock options under your offer letter will apply as well to all of your outstanding equity awards (whether or not in the form of stock options, restricted stock, or any other type of equity) that remain unvested as of the date of your termination.

2.	Full Force and Effect.

To the extent not expressly amended hereby, the terms of your offer letter and stock options grants will remain in full force and effect.

3.	Entire Agreement.

This amendment and your offer letter, together with agreements relating to your outstanding equity awards (including without limitation, your stock option grants), constitute the full and entire understanding and agreement between you and LinkedIn with regard to the subjects hereof and thereof. This amendment may be amended at any time only by mutual written agreement of you and LinkedIn.

4.	Governing Law.

This amendment will be governed by the laws of the State of California (with the exception of its conflict of laws provisions).

[Signature Page to Follow]

Sincerely,

[                    ]

[                    ]

LinkedIn Corporation

Agreed and Accepted as of:

[ ]	Date

Address

[SIGNATURE PAGE TO CHANGE OF CONTROL SUPPLEMENT TO OFFER LETTER]

EXHIBIT A

The receipt of any severance benefits pursuant to your offer letter and this amendment is conditioned upon your signing the Company’s then current standard form of release releasing the Company (or any successor entity), its officers, directors and affiliates from all liability whatsoever (the “Release”). The Release must become effective and irrevocable no later than sixty (60) days following your termination of employment with the Company. No severance payments and benefits under your offer letter or this amendment will be paid or provided until the Release becomes effective and irrevocable, and any such severance payments and benefits otherwise payable between the date of your termination of employment with the Company and the date the Release becomes effective and irrevocable will be paid on the 60th day following the date of your termination of employment with the Company.

Notwithstanding anything to the contrary in this document, no severance payments or benefits payable to you, if any, that, when considered together with any other severance payments or separation benefits, is considered deferred compensation under Section 409A (“Section 409A”) of the Internal Revenue Code of 1986, as amended (together, the “Deferred Payments”) will be payable until you have a “separation from service” within the meaning of Section 409A. Similarly, no severance payments or benefits payable to you, if any, pursuant to this letter that otherwise would be exempt from Section 409A pursuant to Treasury Regulation Section 1.409A-1(b)(9) will be payable until you have a “separation from service” within the meaning of Section 409A. Any severance payments or benefits that would be considered Deferred Payments will be paid on, or, in the case of installments, will not commence until, the sixtieth (60th) day following your separation from service, or, if later, such time as required by the following paragraph. Except as required by the following paragraph, any installment payments that would have been made to you during the sixty (60) day period immediately following your separation from service but for the preceding sentence will be paid to you on the sixtieth (60th) day following your separation from service and the remaining payments will be made as provided in this offer letter.

Further, if you are a “specified employee” within the meaning of Section 409A at the time of your separation from service (other than due to death), any Deferred Payments that otherwise are payable within the first six (6) months following your separation from service will become payable on the first payroll date that occurs on or after the date six (6) months and one (1) day following the date of your separation from service. All subsequent Deferred Payments, if any, will be payable in accordance with the payment schedule applicable to each payment or benefit. Notwithstanding anything herein to the contrary, in the event of your death following your separation from service but prior to the six (6) month anniversary of your separation from service (or any later delay date), then any payments delayed in accordance with this paragraph will be payable in a lump sum as soon as administratively practicable after the date of your death and all other Deferred Payments will be payable in accordance with the payment schedule applicable to each payment or benefit. Each payment and benefit payable under the Agreement is intended to constitute a separate payment for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations.

The provisions under this document are intended to comply with, or be exempt from, the requirements of Section 409A so that none of the severance payments and benefits to be provided will be subject to the additional tax imposed under Section 409A, and any ambiguities herein will be interpreted to so comply or be exempt. You and the Company agree to work together in good faith to consider amendments to this document and to take such reasonable actions, which are necessary, appropriate or desirable to avoid imposition of any additional tax or income recognition prior to actual payment to you under Section 409A. In no event will the Company reimburse you for any taxes that may be imposed on you as result of Section 409A.